Exhibit 16.1

December 2, 2014

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated December 1, 2014, of Alta Mesa Holdings, LP and are in agreement with the statements in the paragraphs within that Item as they relate to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ UHY LLP

New Haven, Connecticut